Exhibit 99.1
Liberty Global Reports Full Year 2020 Results

Acquisition of Sunrise closed mid-November1
U.K. joint venture with Telefonica's O2 on track to close mid-20212
All 2020 guidance targets met or exceeded
FMC penetration reaches 28% as convergence strategy continues to deliver
Repurchased 9% of shares outstanding in 2020 at ~$19 per share
Denver, Colorado: February 15, 2021
Liberty Global plc today announced Full Year financial results. Our former operations in Germany, Hungary, Romania and the Czech Republic, along with our DTH business (collectively, the "Discontinued Operations") are presented as discontinued operations for the year ended December 31, 2019. Unless otherwise indicated, the information in this release relates only to our continuing operations. Effective with our Q2 2020 financial results we stopped using the term Operating Cash Flow ("OCF") and replaced it with "Adjusted EBITDA". As we define the term, Adjusted EBITDA has the same meaning as OCF had previously, and therefore does not impact any previously reported amounts.
CEO Mike Fries stated, “2020 was a transformational year in which we announced highly accretive transactions in Switzerland and the U.K., creating fixed-mobile champions in two of our core markets and unlocking nearly $11 billion of synergies on an NPV basis. In Switzerland, we have validated the Sunrise UPC synergy plan, announced the executive team and the integration of the business is well underway.

Liberty Global (continuing operations)
	YTD 2020	YoY
Operations
Organic Customer additions	81,200	+155,100
Organic Broadband net adds	241,500	+163,000
Organic Mobile Postpaid net adds	512,900	+16,900
Fixed Mobile Convergence(a)	28.3%	2.7%

Financial (in millions, except percentages)
Revenue as reported	$11,980.1	3.8%
Rebased revenue[3]	$11,980.1	(1.5%)
COVID impact on revenue[4]	~ $200.0	(1.8%)
Loss from continuing operations	($1,466.7)	(4.1%)
Rebased Adjusted EBITDA[3]	$4,895.6	(3.9%)
P&E additions	$2,695.3	(6.4%)
Rebased OFCF[3]	$2,200.3	4.9%
Cash provided by operating activities(b)	$4,185.8	12.7%
Adjusted FCF(c)	$1,069.8	38.9%
NASDAQ: LBTYA | LBTYB | LBTYK

(a)YoY FMC growth shown on a rebased basis.
(b)As reported cash flows from investing and financing activities for the year ended December 31, 2020 were ($8,874.0 million) and $1,083.6 million, respectively.
(c)YoY Adjusted FCF growth rate is based on 2019 pro forma FCF, which assumed the sale of our discontinued operations in Germany, Hungary, Romania, the Czech Republic and our DTH business had been completed on January 1, 2019.

Meanwhile, we are making very positive progress with the U.K. regulator on the joint venture between Virgin Media and Telefonica’s O2, and continue to anticipate a mid-21 closing.
As we continue to navigate the pandemic, our fiber-rich networks have more than stood up to the challenge, delivering high-speed connectivity which has proven increasingly essential in the lives of our customers and communities. Demand for our broadband and converged products remains strong, and we added 56,000 new customer relationships during Q4 and a total of 81,000 in 2020. We saw substantial churn reduction across all of our markets and achieved a record low at Virgin Media. Moreover, we continued to extend and upgrade our network reach with the construction of 561,000 new homes last year, and are now marketing 1GB broadband services to over 20 million premises across our pan-European footprint.

Our convergence strategy continues to gain traction across all of our core markets. During 2020, we added 242,000 broadband subscribers, and the fourth quarter saw both Virgin Media and UPC Switzerland achieve their best broadband adds since 2017. In addition to our robust fixed-line trends, we added 513,000 postpaid mobile subscribers in 2020, with Virgin Media seeing record additions for the full year. FMC penetration rates continue to improve across all operations, a win-win for us and our customers as we share in the benefits of convergence.

Despite the impact of the COVID-19 virus, we were able to meet or exceed all guidance metrics in 2020. Rebased3 revenue declined 1.5%, including adverse COVID impacts of around 2%, primarily driven by lower B2B revenue and the loss of premium sports content. As expected, rebased Adjusted EBITDA declined 4% in the year, including the impact of costs to capture5 of $17 million in Switzerland and the U.K., while rebased OFCF increased 5%, reflecting underlying growth in most markets. Our continued efforts to reduce our capital intensity, which remains below 20% excluding Project Lighting, helped us deliver $1.1 billion of Adjusted Free Cash Flow in 2020, modestly ahead of guidance.

Throughout the year we were active buyers of our stock, retiring 9% of our outstanding equity at an average price of approximately $19 per share. We will continue our buyback program via the current $1 billion authorization, simultaneously shrinking our share count while delivering substantially higher Adjusted Free Cash Flow in 2021. Our balance sheet remains in outstanding shape with $3.3 billion(i) of cash and $6.2 billion of liquidity5 at year end to drive future value creation.

Looking ahead to 2021(ii), we anticipate modest rebased revenue increases in our four largest markets (UK, CH, NL, BE) as customer growth, price increases and B2B services continue the momentum experienced in 2020. As we close the U.K. transaction and accelerate integration of Sunrise UPC in Switzerland, we will incur substantial costs to capture anticipated synergies which will weigh on our rebased Adjusted EBITDA and rebased OFCF performance. Despite these investments in future growth, we are still forecasting a 25% increase in consolidated Adjusted Free Cash Flow to $1.35 billion for full year 2021 and an even larger increase in Adjusted Free Cash Flow per share as we implement our $1 billion buyback program.”

(i)Including amounts held under separately managed accounts (SMAs).
(ii)Rebased revenue and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to cash flow from operating activities for our Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period. Absolute full-year U.S. dollar guidance figures are based on FX rates of EUR/USD 1.23, GBP/USD 1.36 and CHF/USD 1.12.

Full Year and Q4 Highlights
•FY revenue increased 3.8% on a reported basis and decreased 1.5% on a rebased3 basis to $11,980.1 million
▪Q4 revenue increased 14.9% on a reported basis and decreased 0.5% on a rebased basis to $3,426.9 million
•FY loss from continuing operations increased 4.1% YoY to $1,466.7 million
▪Q4 loss from continuing operations decreased 25.4% YoY to $1,007.0 million
•FY Adjusted EBITDA increased 0.7% on a reported basis and decreased 3.9% on a rebased basis to $4,895.6 million
▪Q4 Adjusted EBITDA increased 5.8% on a reported basis and decreased 6.2% on a rebased basis to $1,347.6 million
•Q4 property & equipment additions were 23.2% of revenue, as compared to 28.2% in Q4 2019
•FMC penetration increased to 28% from 23% in Q4 2019, as postpaid and broadband sales both saw record levels during Q4 2020
•Built 154,000 new premises during Q4, including 115,000 in the U.K. & Ireland
•Solid balance sheet with $6.2 billion of liquidity6 for the Full Company7
▪Comprises $1.3 billion of cash, $2.0 billion of investments held under SMAs and $2.9 billion of unused borrowing capacity8
•Gross and net leverage8 of 5.8x and 5.1x, respectively, on a Full Company basis
•Fully-swapped borrowing cost of 4.2% on debt balance of $31.3 billion for the Full Company
•Repurchased $1.1 billion of stock during 2020

Liberty Global (continuing operations)	Q4 2020	YoY Change (reported)	YoY Change (rebased)	YTD 2020	YoY Change (reported)	YoY Change (rebased)

Customers
Organic Customer additions	55,900	319.2%		81,200	209.9%

Financial (in millions, except percentages)
Revenue	$3,426.9	14.9%	(0.5%)	$11,980.1	3.8%	(1.5%)
Loss from continuing operations	$(1,007.0)	25.4%		$(1,466.7)	(4.1%)
Adjusted EBITDA	$1,347.6	5.8%	(6.2%)	$4,895.6	0.7%	(3.9%)
P&E additions	$795.2	(5.4%)	(16.3%)	$2,695.3	(6.4%)	(9.7%)
OFCF	$552.4	27.5%	14.6%	$2,200.3	11.2%	4.9%

Cash provided by operating activities	$1,493.5	—%		$4,185.8	12.7%
Cash used by investing activities	$(4,701.5)	(1,652.3%)		$(8,874.0)	(193.0%)
Cash provided by financing activities	$735.4	250.9%		$1,083.6	115.7%

Adjusted FCF	$528.1	(31.8%)		$1,069.8	38.9%(a)
(a) YoY Adjusted FCF growth rate is based on 2019 pro forma FCF, which assumed the sale of our discontinued operations in Germany, Hungary, Romania, the Czech Republic and our DTH business had been completed on January 1, 2019.

Customer Growth

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019

Organic customer net additions (losses) by market
U.K./Ireland	41,700	(9,400)	101,800	7,100
Belgium	(1,000)	(6,900)	(14,500)	(42,900)
Switzerland	(5,800)	(22,700)	(44,900)	(73,600)
CEE (Poland and Slovakia)	21,000	13,500	38,800	35,500
Total	55,900	(25,500)	81,200	(73,900)
•Customer Relationships: During Q4, we gained 56,000 customer relationships, as compared to a loss of 26,000 in the prior-year period, representing our best quarter over quarter performance for our consolidated operations in the past 5 years, primarily driven by our convergence strategy
•U.K./Ireland: Virgin Media gained 42,000 customer relationships in Q4, as compared to a loss of 9,000 in Q4 2019, as demand for our superior broadband bundles increased, on both our legacy and new build footprint, and our suite of initiatives to help customers through the pandemic led to an improvement in NPS and record low churn in 2020

•Belgium: Telenet lost 1,000 customer relationships in Q4, which was an improvement compared to a loss of 7,000 in Q4 2019, primarily driven by robust FMC subscriber base growth
•Switzerland: Customer attrition of 6,000 in Q4, as UPC Switzerland lost 12,000 customers compared to a loss of 23,000 in Q4 2019, whereas Sunrise added 6,000 customers in the period post acquisition
•CEE (Poland and Slovakia): CEE added 21,000 customer relationships in Q4 2020 and 14,000 in Q4 2019, driven by strong sales in Poland

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$1,766.5	$1,715.1	3.0	—	$6,588.4	$6,600.3	(0.2)	(0.9)
Belgium	793.7	746.0	6.4	(0.9)	2,940.9	2,893.0	1.7	(2.0)
Switzerland	642.9	316.1	103.4	(2.6)	1,573.8	1,258.8	25.0	(4.5)
CEE	127.4	120.0	6.2	3.0	486.9	475.4	2.4	3.5
Central and Corporate	97.6	85.0	14.8	4.7	394.4	316.4	24.7	(3.0)
Intersegment eliminations	(1.2)	—	N.M.	N.M.	(4.3)	(2.4)	N.M.	N.M.
Total	$3,426.9	$2,982.2	14.9	(0.5)	$11,980.1	$11,541.5	3.8	(1.5)
______________________
N.M. - Not Meaningful

•Reported revenue for the three months and year ended December 31, 2020 increased 14.9% and 3.8% YoY, respectively
◦The increases were primarily driven by the impact of (i) the acquisition of Sunrise, (ii) positive foreign exchange ("FX") movements, mainly related to the strengthening of the British Pound, Euro and Swiss Franc against the U.S. dollar and (iii) organic revenue contraction
•Rebased revenue declined 0.5% in Q4 and 1.5% YTD, including:
◦For the YTD period, an unfavorable decrease of over $200 million4 related to COVID-19 impacts, primarily driven by (i) lower B2B revenue, (ii) the loss of premium sports content, (iii) lower broadcasting revenue and (iv) lower interconnect and mobile roaming revenue, including:
▪For the YTD period, an unfavorable decrease of approximately $28 million in U.K./Ireland associated with the loss of exclusive programming content due to the COVID-19 pandemic, primarily in the second and third quarters of 2020, comprising (i) credits that were given to certain customers and (ii) the estimated impact of certain customers canceling their premium sports subscriptions
◦For the YTD period, the favorable impact of $20.3 million in U.K./Ireland related to the release of deferred handset revenue related to the sale of handset receivables. Corresponding expenses were incurred resulting in a neutral impact on Adjusted EBITDA
◦Lower revenue related to regulated contract notifications
◦Unfavorable impacts of $2.2 million and $7.5 million for Q4 and YTD, respectively, related to revenue recognized by Virgin Media during 2019 in connection with the sale of rights to future commission payments on customer handset insurance arrangements
Q4 2020 Rebased Revenue Growth - Segment Highlights
•U.K./Ireland: Rebased revenue was flat YoY in Q4 due to higher B2B revenue offset by a decline in residential cable revenue, comprising the net effect of (i) an increase in fixed-line customers offset by a decrease in fixed-line customer ARPU, (ii) higher wholesale revenue and (iii) continued growth in SOHO customers
•Belgium: Rebased revenue declined 0.9% YoY in Q4 driven by the net effect of (i) lower interconnect and roaming revenue, (ii) lower handset related revenue, (iii) higher B2B subscription revenue due to an increase in SOHO customers and (iv) a decrease in video revenue primarily driven by fewer customers
•Switzerland: Rebased revenue declined 2.6% YoY in Q4, primarily due to the net effect of (i) lower consumer subscription revenue as a result of customer losses and ARPU pressure and (ii) an increase in mobile revenue driven by an increase in subscribers
•CEE (Poland and Slovakia): Rebased revenue grew 3.0% YoY in Q4, primarily due to an increase in residential cable subscription revenue driven by higher customer volume
•Central and Corporate: Rebased revenue increased 4.7% YoY in Q4, primarily due to higher CPE sales to the VodafoneZiggo JV

Loss from Continuing Operations
•Loss from continuing operations was $1,007.0 million and $1,349.7 million for the three months ended December 31, 2020 and 2019, respectively, and $1,466.7 million and $1,409.0 million for the year ended December 31, 2020 and 2019, respectively
•The changes in our loss from continuing operations are primarily due to the net effect of (i) decreases in depreciation and amortization, (ii) increases in foreign currency transaction losses, net, (iii) increases in realized and unrealized losses on derivative instruments, net, (iv) changes in income tax benefit (expense), (v) decreases in interest expense, (vi) increases in share of results of affiliates, net, (vii) changes in realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net, and (viii) increases in Adjusted EBITDA, as further described below

Adjusted EBITDA Highlights
The following table presents (i) Adjusted EBITDA(*) of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Adjusted EBITDA	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$697.1	$763.0	(8.6)	(11.1)	$2,672.4	$2,800.5	(4.6)	(5.0)
Belgium	360.3	339.1	6.3	(1.1)	1,413.4	1,386.1	2.0	0.2
Switzerland	254.4	151.6	67.8	(7.9)	693.8	627.9	10.5	(10.5)
CEE	54.6	52.5	4.0	1.2	215.6	215.0	0.3	1.5
Central and Corporate	(18.8)	(32.4)	42.0	50.2	(99.6)	(171.1)	41.8	10.3
Intersegment eliminations	—	—	N.M.	N.M.	—	1.1	N.M.	N.M.
Total	$1,347.6	$1,273.8	5.8	(6.2)	$4,895.6	$4,859.5	0.7	(3.9)
______________________
N.M. - Not Meaningful
(*) Consolidated Adjusted EBITDA is a non-GAAP measure, which we believe is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends from a consolidated view. Investors should view consolidated Adjusted EBITDA as a supplement to, and not a substitute for, earnings or loss from continuing operations and other U.S. GAAP measures of performance. For additional information on our Adjusted EBITDA measure, including a reconciliation to earnings (loss) from continuing operations, see the Glossary.
•Reported Adjusted EBITDA for the three months and year ended December 31, 2020 increased 5.8% and 0.7% YoY, respectively
•Rebased Adjusted EBITDA declined 6.2% and 3.9% for the three months and year ended December 31, 2020, respectively, including:
◦The aforementioned impacts of certain revenue items, as discussed in the "Revenue Highlights" section above

◦The following current year impacts:
▪For the YTD period, an unfavorable impact associated with costs to capture5 of $17 million in Switzerland and the U.K.
▪Lower costs of $5.9 million and $52.0 million for Q4 and YTD, respectively, in U.K./Ireland related to aggregate credits or rebates received during 2020 in connection with the loss of exclusive programming content due to the COVID-19 pandemic, which generally offset adverse revenue impacts in U.K./Ireland resulting from the COVID-19 pandemic
▪Unfavorable network tax increases of $3.5 million and $20.1 million for Q4 and YTD, respectively, following an increase in the rateable value of our U.K. networks, which is being phased in over a six-year period ending in 2022
▪For the YTD period, unfavorable higher costs in U.K./Ireland associated with a $15.9 million charge recorded in Q3 in connection with the reassessment of certain items related to prior years
▪Lower call center costs in U.K./Ireland primarily due to lockdowns during the second and third quarters of 2020 associated with the COVID-19 pandemic, which prevented certain outsourced contract services from being performed
◦The following 2019 impacts:
▪For the YTD period, lower severance costs in U.K./Ireland of $6.3 million associated with revisions to our operating model and a decrease in FTEs during 2019
▪For the YTD period, a favorable decrease in personnel costs in Central and Corporate related to a $5.0 million cash bonus in Q2 2019 associated with the renewal of an existing executive employment contract on similar terms
Q4 2020 Rebased Adjusted EBITDA - Segment Highlights
•U.K./Ireland: Rebased Adjusted EBITDA declined 11.1% YoY in Q4 due to a very strong prior-year comparison, the aforementioned revenue impacts from regulated contract notifications, our investments in digital transformation and pre-merger opex costs to capture of $6.7 million along with the following cost increases (i) a short-term increase in expenditure related to insourcing and on-shoring more customer care, (ii) the phasing of marketing costs through the year, (iii) increased programming costs, (iv) higher network taxes and (v) higher costs associated with the aforementioned contract notification regulations
•Belgium: Rebased Adjusted EBITDA decreased 1.1% YoY in Q4, primarily due to (i) the aforementioned revenue decline, (ii) lower interconnect and roaming expenses and (iii) lower costs related to outsourced labor and professional services
•Switzerland: Rebased Adjusted EBITDA declined 7.9% YoY in Q4, mainly due to (i) the aforementioned loss of consumer subscription revenue and (ii) pre-merger costs to capture of $10.4 million, partially offset by lower programming costs
•CEE (Poland and Slovakia): Rebased Adjusted EBITDA increased 1.2% YoY in Q4, largely driven by an increase in programming and commercial spend

OFCF Highlights
The following table presents (i) OFCF of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
OFCF	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$294.1	$313.5	(6.2)	(8.5)	$1,239.7	$1,222.5	1.4	1.1
Belgium	221.8	193.5	14.6	7.0	899.8	848.9	6.0	4.3
Switzerland	133.4	80.9	64.9	7.1	391.0	350.0	11.7	(4.0)
CEE	18.4	11.7	57.3	53.8	110.1	108.0	1.9	4.3
Central and Corporate	(115.3)	(166.2)	30.6	35.9	(440.3)	(551.5)	20.2	10.8
Intersegment eliminations	—	—	N.M.	N.M.	—	1.1	N.M.	N.M.
Total	$552.4	$433.4	27.5	14.6	$2,200.3	$1,979.0	11.2	4.9
______________________
N.M. - Not Meaningful

Net Earnings (Loss) Attributable to Liberty Global Shareholders
•Net earnings (loss) attributable to Liberty Global shareholders was ($1,030.5 million) and ($1,386.5 million) for the three months ended December 31, 2020 and 2019, respectively, and ($1,628.0 million) and $11,521.4 million for the year ended December 31, 2020 and 2019, respectively

Leverage and Liquidity
•Total principal amount of debt and finance leases: $31.3 billion for the Full Company
•Leverage ratios9: At December 31, 2020, our adjusted gross and net leverage ratios were 5.8x and 5.1x, respectively, on a Full Company basis
•Average debt tenor10: Over 7 years, with ~84% not due until 2026 or thereafter on a Full Company basis
•Borrowing costs: Blended, fully-swapped cost of debt was 4.2% for the Full Company
•Liquidity6: $6.2 billion on a Full Company basis, including (i) $1.3 billion of cash at December 31, 2020, (ii) $2.0 billion of investments held under SMAs and (iii) $2.9 billion of aggregate unused borrowing capacity6 under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to the announced transaction in the U.K., including related regulatory matters and anticipated timing of completion, as well as anticipated benefits thereof including synergies; expectations with respect to the acquisition of Sunrise in Switzerland and the anticipated benefits thereof including synergies; expectations regarding costs to capture; expectations regarding our financial performance, including Rebased Revenue, Rebased Adjusted EBITDA, Rebased OFCF and Adjusted FCF; expectations regarding our share repurchase program and impacts thereof; the strength of our balance sheet (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the outbreak of COVID-19 on our company; the effects of changes in laws or regulation; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in seven European countries under the consumer brands Virgin Media, Telenet, UPC, the combined Sunrise UPC, as well as VodafoneZiggo, which is owned through a 50/50 joint venture. Our substantial scale and commitment to innovation enable us to invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution.

Liberty Global delivers market-leading products through next-generation networks that connect customers subscribing to 49 million broadband, video, fixed and mobile telephony services across our brands. We also have significant investments in ITV, All3Media, CANAL+ Polska, LionsGate, the Formula E racing series and several regional sports networks.

Investor Relations            Corporate Communications
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Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-K.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2020, we have adjusted our historical revenue, Adjusted EBITDA and OFCF for the three months and year ended December 31, 2019 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2020 and 2019 in our rebased amounts for the three months and year ended December 31, 2019 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three months and year ended December 31, 2020, (ii) exclude the revenue, Adjusted EBITDA and P&E additions in our rebased amounts for the three months and year ended December 31, 2019 for entities disposed of during 2020, (iii) include revenue and costs for the temporary elements of transitional and other services provided to the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services equal to those included in our results for the three months and year ended December 31, 2020 and (iv) reflect the translation of our rebased amounts for the three months and year ended December 31, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2020. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2019 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and OFCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and OFCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and OFCF that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our consolidated statements of operations.

The following table provides adjustments made to the 2019 amounts to derive our rebased growth rates:

	Three months ended December 31, 2019			Year ended December 31, 2019
	Revenue	Adjusted EBITDA	OFCF	Revenue	Adjusted EBITDA	OFCF
	in millions

Acquisitions	$285.3	$99.9	$32.7	$340.5	$100.8	$33.6
Dispositions(i)	(0.5)	(11.7)	(11.2)	77.9	53.8	55.4
Foreign Currency	175.7	74.7	27.3	197.2	82.6	30.5
Total increase	$460.5	$162.9	$48.8	$615.6	$237.2	$119.5
______________________

(i)Relates primarily to rebase adjustments for agreements to provide transitional and other services to the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2020 and 2019 periods for those services that are deemed to be temporary in nature.

Liquidity
The following table details the U.S. dollar equivalent balances of our liquidity position(i) at December 31, 2020, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity at December 31, 2020:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents(ii)	SMAs (iii)	Capacity (iv)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$1,165.5	$1,965.9	$—	$3,131.4
Virgin Media(v)	30.1	—	1,365.1	1,395.2
UPC Holding	31.4	—	876.0	907.4
Telenet	100.2	—	678.5	778.7
Total	$1,327.2	$1,965.9	$2,919.6	$6,212.7
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Excludes certain amounts held in restricted cash associated with the financing transactions completed by the U.K. JV Entities during 2020.
(iii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iv)Our aggregate unused borrowing capacity of $2.9 billion for the Full Company represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Unused borrowing capacity excludes certain undrawn facilities entered into by the U.K. JV Entities as these facilities are deal contingent and cannot be used prior to the formation of the U.K. JV.
(v)Cash and cash equivalents of Virgin Media includes (i) certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc., and (ii) the cash and cash equivalents of the U.K. JV Entities, (with the exception of those amounts held in restricted cash, as described above) as such cash and cash equivalents will be retained by Liberty Global upon the formation of the U.K. JV and is therefore not classified as held for sale at December 31, 2020. Unused borrowing capacity of Virgin Media represents unused capacity under a multi-currency revolving credit facility of the U.K. JV Entities. The outstanding third-party debt of the U.K. JV Entities is classified as held for sale on our December 31, 2020 consolidated balance sheet.

Summary of Debt & Finance Lease Obligations
The following table(i) details the December 31, 2020 U.S. dollar equivalent balances of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

Virgin Media(iii)	$16,086.9	$66.0	$16,152.9	$10.8	$16,163.7
UPC Holding	7,802.5	25.6	7,828.1	136.4	7,964.5
Telenet	5,903.3	486.5	6,389.8	280.1	6,669.9
Other(iv)	853.8	44.4	898.2	—	898.2
Total	$30,646.5	$622.5	$31,269.0	$427.3	$31,696.3
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts (i) for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding, (ii) for Virgin Media exclude notes issued by certain of the U.K. JV Entities outside of the Virgin Media borrowing group and certain undrawn facilities entered into by the U.K. JV Entities as these are deal contingent and cannot be used prior to the formation of the U.K. JV.
(iii)Virgin Media represents the debt and finance lease obligations of the U.K. JV Entities that are within the Virgin Media borrowing group, which are classified as held for sale on our December 31, 2020 consolidated balance sheet.
(iv)Debt amount includes a loan backed by the shares we hold in ITV Plc of $415.9 million.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the consolidated statements of cash flows in our 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions, except % amounts

Customer premises equipment	$144.2	$138.6	$544.0	$657.2
New build & upgrade	155.7	176.4	588.0	629.9
Capacity	67.8	92.3	262.1	319.9
Baseline	167.7	256.4	595.5	695.5
Product & enablers	185.8	176.7	631.7	578.0
Sunrise P&E additions	74.0	—	74.0	—
Total P&E additions	795.2	840.4	2,695.3	2,880.5
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(337.5)	(423.8)	(1,371.1)	(1,727.0)
Assets acquired under capital leases	(18.5)	(19.7)	(49.7)	(66.9)
Changes in current liabilities related to capital expenditures	(49.5)	(53.9)	75.7	156.5
Total capital expenditures, net(ii)	$389.7	$343.0	$1,350.2	$1,243.1

Capital expenditures, net:
Third-party payments	$389.7	$347.9	$1,352.7	$1,323.9
Proceeds received for transfers to related parties(iii)	—	(4.9)	(2.5)	(80.8)
Total capital expenditures, net	$389.7	$343.0	$1,350.2	$1,243.1

P&E additions as % of revenue	23.2%	28.2%	22.5%	25.0%
______________________

(i)Amounts exclude related VAT of $54.2 million and $72.0 million for the three months ended December 31, 2020 and 2019, respectively, and $226.7 million and $286.1 million for the year ended December 31, 2020 and 2019, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
(iii)Primarily relates to transfers of centrally-procured property and equipment to the VodafoneZiggo JV and, for the 2019 periods, our Discontinued Operations.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Cable Customer Relationship
	Three months ended December 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %

Liberty Global	$61.74	$60.22	2.5%	(2.5%)
U.K. & Ireland (Virgin Media)	£50.64	£52.44	(3.4%)	(3.8%)
Belgium (Telenet)	€58.65	€58.38	0.5%	0.4%
UPC	€38.15	€36.90	3.4%	(2.3%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
Liberty Global:
Including interconnect revenue	$20.31	$16.15	25.8%	(4.5%)
Excluding interconnect revenue	$17.65	$13.98	26.3%	(3.1%)

	Operating Data — December 31, 2020
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

U.K.	15,310,800	5,626,700	5,420,100	—	3,498,000	3,498,000	4,463,200	13,381,300	3,358,300
Belgium	3,373,000	2,048,100	1,697,100	123,700	1,688,000	1,811,700	1,171,800	4,680,600	2,815,700
Switzerland(v)	2,406,300	1,477,400	1,135,800	342,000	893,500	1,235,500	996,600	3,367,900	2,181,300
Ireland	946,500	435,200	383,000	—	309,500	309,500	300,000	992,500	119,600
Poland	3,635,200	1,525,000	1,289,700	255,000	1,079,800	1,334,800	643,000	3,267,500	62,700
Slovakia	624,300	190,600	144,000	31,200	139,700	170,900	88,900	403,800	—
Total Liberty Global	26,296,100	11,303,000	10,069,700	751,900	7,608,500	8,360,400	7,663,500	26,093,600	8,537,600

VodafoneZiggo JV(vi)	7,298,700	3,836,300	3,363,500	504,900	3,326,400	3,831,300	2,272,800	9,467,600	5,189,800

	Subscriber Variance Table — December 31, 2020 vs. September 30, 2020
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	119,100	43,100	54,700	—	(27,500)	(27,500)	(26,600)	600	8,700
Belgium	9,400	(1,000)	10,600	(7,700)	(3,100)	(10,800)	(12,800)	(13,000)	(6,000)
Switzerland(v)	7,200	(5,800)	7,900	(14,200)	8,100	(6,100)	7,700	9,500	17,500
Ireland	2,500	(1,400)	100	—	5,600	5,600	(10,000)	(4,300)	4,400
Poland	29,200	21,500	26,300	20,600	8,400	29,000	(9,500)	45,800	34,400
Slovakia	1,300	(500)	1,100	700	(400)	300	700	2,100	—
Total Liberty Global organic change	168,700	55,900	100,700	(600)	(8,900)	(9,500)	(50,500)	40,700	59,000

Q4 2020 Liberty Global Adjustments:
Switzerland	—	494,000	482,500	(19,500)	296,600	277,100	489,300	1,248,900	1,928,200

VodafoneZiggo JV(vi)	10,600	(16,300)	(7,800)	4,600	(20,900)	(16,300)	(42,700)	(66,800)	35,000

	Subscriber Variance Table — December 31, 2020 vs. December 31, 2019
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	416,400	102,000	143,100	—	(189,400)	(189,400)	(144,000)	(190,300)	178,800
Belgium	35,500	(14,500)	38,200	(41,000)	(4,700)	(45,700)	(36,900)	(44,400)	7,300
Switzerland(v)	33,500	(44,900)	(8,100)	(46,700)	3,700	(43,000)	800	(50,300)	52,400
Ireland	11,500	(200)	4,800	—	29,100	29,100	(35,100)	(1,200)	22,000
Poland	87,400	41,200	60,100	58,400	12,800	71,200	(31,400)	99,900	53,700
Slovakia	5,300	(2,400)	3,400	2,400	(2,800)	(400)	1,800	4,800	—
Total Liberty Global organic change	589,600	81,200	241,500	(26,900)	(151,300)	(178,200)	(244,800)	(181,500)	314,200

2020 Liberty Global Adjustments:
U.K.		6,600	6,000	—	—	—	1,700	7,700	—
Belgium	(47,700)	(9,500)	(5,500)	—	(9,200)	(9,200)	(3,800)	(18,500)	—
Switzerland	—	483,500	482,500	(30,000)	296,600	266,600	489,300	1,238,400	1,928,200
Ireland	(4,900)	—	—	—	—	—	—	—	—
Total	(52,600)	480,600	483,000	(30,000)	287,400	257,400	487,200	1,227,600	1,928,200

VodafoneZiggo JV(vi)	47,900	(38,800)	1,400	13,600	(52,400)	(38,800)	(136,700)	(174,100)	124,900

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 51,500 subscribers who have requested and received this service
(ii)We have approximately 30,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 202,800 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of December 31, 2020, our mobile subscriber count included 475,900, 381,800 and 134,400 prepaid mobile subscribers in Switzerland, Belgium and the U.K., respectively.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2020, Switzerland’s partner networks accounted for 118,100 Fixed-Line Customer Relationships, 300,800 RGUs, which include 110,000 Internet Subscribers, 105,100 Video Subscribers and 85,700 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 657,300 homes passed by Switzerland’s partner networks at December 31, 2020. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.

(vi)Amounts related to the VodafoneZiggo JV's fixed-line and mobile products include small business and multiple dwelling unit subscribers. In addition, the mobile amount shown for the VodafoneZiggo JV's includes medium and large enterprise subscribers. Prepaid mobile customers are excluded from the VodafoneZiggo JV's mobile telephony subscriber counts after a period of inactivity of nine months.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1On November 11, 2020, we completed the acquisition of Sunrise Communications Group AG (Sunrise) through an all cash public tender offer of the outstanding shares of Sunrise.
2On May 7, 2020, we entered into an agreement with, among others, Telefonica SA (Telefonica). Pursuant to which, Liberty Global and Telefonica agreed to form a 50:50 joint venture (the U.K. JV), which will combine Virgin Media’s operations in the U.K. along with certain other Liberty Global subsidiaries created as a result of the pending U.K. JV (together, the U.K. JV Entities) with Telefonica’s mobile business in the U.K. to create a nationwide integrated communications provider.
3The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
4Excludes customer impacts, including postponed U.K. price increases and related churn effects.
5Costs to capture primarily include incremental, third-party operating and capital related costs that are directly associated with integration activities and certain restructuring activities necessary to combine the operations of a business being acquired with those of the acquiring business (including the formation of joint ventures), or are directly incidental to the acquisition. Costs to capture may also include certain integration related restructuring expenses that are not included within Adjusted EBITDA or OFCF. Generally, costs to capture are incurred over the same period we expect to derive synergies.
6Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities for the Full Company, without regard to covenant compliance calculations or other conditions precedent to borrowing.
7The term "Full Company" includes certain amounts related to the U.K. JV Entities, which are presented as held for sale on our December 31, 2020 consolidated balance sheet. For purposes of presenting certain debt and liquidity metrics consistent with how we calculate our leverage ratios under our debt agreements, we have included the debt and finance lease obligations of the U.K. JV Entities in our Full Company metrics.
8Our aggregate unused borrowing capacity of $2.9 billion for the Full Company represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant December 31, 2020 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available, with the exception of the VM Credit Facilities, which will have borrowing capacity limited to £751.9 million ($1,026.5 million), with no additional restriction to loan or distribute. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to December 31, 2020.

9Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA), which includes the pro forma pre-acquisition Adjusted EBITDA of Sunrise. Net debt is defined as total debt less cash and cash equivalents and investments under separately managed accounts. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on a Full Company basis that includes the debt and Adjusted EBITDA of the U.K. JV Entities that are classified as held for sale on our December 31, 2020 consolidated balance sheet. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loan backed by the shares we hold in ITV plc. For additional information on our investments, see note 5 to the consolidated financial statements included in our 10-K. The following table details the calculation of our debt and net debt to LTM Adjusted EBITDA ratios as of and for the twelve months ended December 31, 2020 (in millions, except ratios):

Reconciliation of LTM loss from continuing operations to LTM Adjusted EBITDA:
LTM loss from continuing operations	$(1,719.2)
Income tax benefit	(304.5)
Other income, net	(76.3)
Share of results of affiliates, net	245.3
Losses on debt extinguishment, net	233.2
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	(45.2)
Foreign currency transaction losses, net	1,416.3
Realized and unrealized losses on derivative instruments, net	879.3
Interest expense	1,285.3
Operating income	1,914.2
Impairment, restructuring and other operating items, net	115.9
Depreciation and amortization	3,060.4
Share-based compensation expense	348.0
LTM Adjusted EBITDA	$5,438.5

Debt to LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	31,269.0
Principal related projected derivative cash receipts	427.3
ITV Collar Loan	(415.9)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$31,280.4

LTM Adjusted EBITDA	$5,438.5
Debt to LTM Adjusted EBITDA ratio	5.8

Net Debt to LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$31,280.4
Cash and cash equivalents and investments held under separately managed accounts	(3,293.1)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$27,987.3

LTM Adjusted EBITDA	$5,438.5
Net debt to LTM Adjusted EBITDA ratio	5.1
10For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated statements of operations.

A reconciliation of loss from continuing operations to Adjusted EBITDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions

Loss from continuing operations	$(1,007.0)	$(1,349.7)	$(1,466.7)	$(1,409.0)
Income tax expense (benefit)	(17.8)	269.2	(256.9)	253.0
Other income, net	(8.9)	(39.1)	(76.1)	(114.4)
Share of results of affiliates, net	146.2	25.5	245.3	198.5
Losses on debt extinguishment, net	12.8	119.4	233.2	216.7
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	(444.2)	(162.5)	(45.2)	(72.0)
Foreign currency transaction losses, net	574.3	260.6	1,416.3	94.8
Realized and unrealized losses on derivative instruments, net	1,079.1	844.2	879.3	192.0
Interest expense	313.7	314.9	1,188.5	1,385.9
Operating income	648.2	282.5	2,117.7	745.5
Impairment, restructuring and other operating items, net	51.2	15.9	98.6	156.0
Depreciation and amortization	543.6	897.9	2,331.3	3,652.2
Share-based compensation expense	104.6	77.5	348.0	305.8
Adjusted EBITDA	$1,347.6	$1,273.8	$4,895.6	$4,859.5

Adjusted Free Cash Flow (FCF): Net cash provided by our operating activities, plus (i) cash payments or receipts for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on finance leases (exclusive of the portions of the network lease in Belgium that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our Discontinued Operations, as applicable. We believe that our presentation of Adjusted Free Cash Flow, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities from continuing operations to Adjusted Free Cash Flow for the indicated periods. In addition, in order to provide information regarding our Adjusted Free Cash Flow that excludes the Discontinued Operations, we also present Adjusted Free Cash Flow on a pro forma basis for the year ended December 31, 2019 as if the sale of the Discontinued Operations had been completed on January 1, 2019.

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions

Continuing operations:
Net cash provided by operating activities	$1,493.5	$1,493.9	$4,185.8	$3,714.1
Cash payments (receipts) for direct acquisition and disposition costs(i)	18.8	(37.0)	34.7	(13.5)
Expenses financed by an intermediary(ii)	764.4	532.2	2,770.0	2,171.4
Capital expenditures, net	(389.7)	(343.0)	(1,350.2)	(1,243.1)
Principal payments on amounts financed by vendors and intermediaries	(1,343.3)	(865.5)	(4,506.0)	(3,934.7)
Principal payments on certain finance leases	(15.6)	(5.9)	(64.5)	(62.9)
Adjusted FCF	$528.1	$774.7	$1,069.8	631.3

Pro forma adjustments related to the sale of the Discontinued Operations:
Interest and derivative payments(iii)				49.6
Transitional services agreements(iv)				89.2
Pro forma Adjusted FCF(v)				$770.1
_______________

(i)The 2019 amounts include an adjustment to exclude from adjusted free cash flow a $50.4 million cash receipt associated with a termination fee received from Sunrise Communications Group AG during the fourth quarter in connection with the termination of a share purchase agreement to sell our operations in Switzerland.

(ii)For purposes of our consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

(iii)Represents the estimated interest and related derivative payments made by UPC Holding associated with our discontinued UPC Holding operations in Hungary, Romania and the Czech Republic. These estimated payments are calculated based on Hungary, Romania and the Czech Republic’s pro rata share of UPC Holding's Adjusted EBITDA and UPC Holding's aggregate interest and derivative payments. Although we believe this adjustment to interest and related derivative payments results in a reasonable estimate of the annual ongoing interest and related derivative payments that will occur in relation to the continuing UPC Holding operations, no assurance can be given that the actual interest and derivative payments will be equivalent to the amounts presented. No pro forma adjustments were required with respect to Unitymedia's interest and derivative payments as substantially all of Unitymedia’s debt and related derivative instruments were direct obligations of the entities being disposed. As a result, the interest and related derivative payments associated with such debt and derivative instruments of Unitymedia are included in discontinued operations.

(iv)Represents our preliminary estimate of the net cash flows that we would have received from transitional services agreements if the sale of the Discontinued Operations had occurred on January 1, 2019. The estimated net cash flows are based on the estimated revenue that we expect to recognize from our transitional services agreements during the first 12 months following the completion of the sale of the Discontinued Operations, less the estimated incremental costs that we expect to incur to provide such transitional services. As a result, the pro forma adjustment for the year ended December 31, 2019 includes $88.2 million related to our discontinued operations in Germany, Hungary, Romania and the Czech Republic and $1.0 million related to our discontinued DTH business.

(v)Represents the Adjusted FCF that we estimate would have resulted if the sale of the Discontinued Operations had been completed on January 1, 2019. Actual amounts may differ from the amounts assumed for purposes of this pro forma calculation. For example, our Pro forma Adjusted FCF does not include any future benefits related to reductions in our corporate costs as a result of our operating model rationalization or any other potential future operating or capital cost reductions attributable to our continuing or discontinued operations.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: The number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period.

A reconciliation of Adjusted EBITDA to OFCF for our continuing operations is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions
Adjusted EBITDA	$1,347.6	$1,273.8	$4,895.6	$4,859.5
Property and equipment additions	(795.2)	(840.4)	(2,695.3)	(2,880.5)
OFCF	$552.4	$433.4	$2,200.3	$1,979.0

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDA, P&E and OFCF information

The following table presents (i) Adjusted EBITDA, (ii) property and equipment additions, (iii) OFCF and (iv) percentage change from period to period for Adjusted EBITDA and OFCF on both a reported and rebased basis for each of our consolidated reportable segments:

	Three months ended December 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA(i):
U.K./Ireland	$697.1	$763.0	(8.6)	(11.1)
Belgium	360.3	339.1	6.3	(1.1)
Switzerland	254.4	151.6	67.8	(7.9)
CEE	54.6	52.5	4.0	1.2
Central and Corporate	(18.8)	(32.4)	42.0	50.2
Intersegment eliminations	—	—	N.M.	N.M.
Total Adjusted EBITDA	$1,347.6	$1,273.8	5.8	(6.2)

Property and equipment additions(ii):
U.K./Ireland	$403.0	$449.5
Belgium	138.5	145.6
Switzerland	121.0	70.7
CEE	36.2	40.8
Central and Corporate	96.5	133.8
Total property and equipment additions	$795.2	$840.4

OFCF(i):
U.K./Ireland	$294.1	$313.5	(6.2)	(8.5)
Belgium	221.8	193.5	14.6	7.0
Switzerland	133.4	80.9	64.9	7.1
CEE	18.4	11.7	57.3	53.8
Central and Corporate	(115.3)	(166.2)	30.6	35.9
Intersegment eliminations	—	—	N.M.	N.M.
Total OFCF	$552.4	$433.4	27.5	14.6

	Year ended December 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA(i):
U.K./Ireland	$2,672.4	$2,800.5	(4.6)	(5.0)
Belgium	1,413.4	1,386.1	2.0	0.2
Switzerland	693.8	627.9	10.5	(10.5)
CEE	215.6	215.0	0.3	1.5
Central and Corporate	(99.6)	(171.1)	41.8	10.3
Intersegment eliminations	—	1.1	N.M.	N.M.
Adjusted EBITDA	$4,895.6	$4,859.5	0.7	(3.9)

Property and equipment additions(ii):
U.K./Ireland	$1,432.7	$1,578.0
Belgium	513.6	537.2
Switzerland	302.8	277.9
CEE	105.5	107.0
Central and Corporate	340.7	380.4
Total property and equipment additions	$2,695.3	$2,880.5

OFCF(i):
U.K./Ireland	$1,239.7	$1,222.5	1.4	1.1
Belgium	899.8	848.9	6.0	4.3
Switzerland	391.0	350.0	11.7	(4.0)
CEE	110.1	108.0	1.9	4.3
Central and Corporate	(440.3)	(551.5)	20.2	10.8
Intersegment eliminations	—	1.1	N.M.	N.M.
Total OFCF	$2,200.3	$1,979.0	11.2	4.9
_______________

(i)Includes the Centrally-held Operating Cost Allocation, as defined and described below.
(ii)Excludes the Centrally-held P&E Attributions, as defined and described below.

Centrally-held Operating Cost Allocations
During the fourth quarter of 2019, we changed the presentation of certain operating costs related to our centrally-managed technology and innovation function. These costs, which were previously included in Central and Corporate, are now allocated to our consolidated reportable segments. This change, which we refer to as the “Centrally-held Operating Cost Allocations”, was made as a result of internal changes with respect to the way in which our chief operating decision maker evaluates the Adjusted EBITDA of our operating segments and is reflected in our reported U.S. GAAP segment disclosures. The following table provides a summary of the impact on the Adjusted EBITDA of our consolidated reportable segments and Central and Corporate that resulted from the Centrally-held Operating Cost Allocations.

	Year ended December 31,
	2020	2019
	in millions
Increase (decrease) to Adjusted EBITDA:
U.K./Ireland	$(51.2)	$(66.6)
Switzerland	(20.1)	(33.0)
CEE	(10.7)	(14.7)
Central and Corporate	82.0	114.3
Total Liberty Global	$—	$—

Centrally-held Property & Equipment Attributions
Property and equipment additions presented for Central and Corporate include certain capital costs incurred for the benefit of our operating segments. Generally, for purposes of the consolidated financial statements of our borrowing groups, the expense associated with these capital costs is allocated and/or charged to our operating segments as related-party fees and allocations in their respective statements of operations over the period in which the operating segment benefits from the use of the Central and Corporate asset. Related-party fees and allocations are excluded from the reported Adjusted EBITDA metric of these borrowing groups. These amounts are based on (i) our estimate of its share of underlying costs, (ii) our estimate of its share of the underlying costs plus a mark-up or (iii) commercially-negotiated rates. These charges and allocations differ from the attributed OFCF approach, as further described below.

For internal management reporting and capital allocation purposes, we evaluate the OFCF of our operating segments on an "attributed" basis, whereby we estimate and attribute certain capital costs incurred by Central and Corporate to our operating segments as if that operating segment directly incurred its estimated share of the capital costs in the same period the costs were incurred by Central and Corporate. These capital costs represent assets that are jointly used by our operating segments. In the context of evaluating our operating segments, we believe this non-GAAP approach, which we refer to as the "Centrally-held Property and Equipment Attributions", is a meaningful measure as it represents a transparent view of what the estimated capital spend for our operating segments might be if they were to operate as a stand-alone business (excluding, among other considerations, any impact from lost economies of scale) and allows us to more accurately (i) review capital trends by operating segment, (ii) perform benchmarking between operating segments and (iii) drive alignment and accountability between Central and Corporate and our operating segments with respect to our consolidated capital spend. The amounts attributed to each operating segment are estimated based on (a) actual costs incurred by Central and Corporate, without any mark-up, and (b) each respective operating segment's estimated use of the associated assets.

The below table summarizes the Centrally-held Property and Equipment Attributions, consistent with our internal management reporting approach. This presentation is for illustrative purposes only and is intended as a supplement to, and not a substitute for, our U.S. GAAP presentation of the property and equipment additions of our reportable segments.

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	in millions
Increase (decrease) to property and equipment additions:
U.K./Ireland	$32.1	$40.7	$133.0	$136.5
Belgium	4.9	5.1	14.5	11.3
Switzerland	11.9	16.5	45.5	52.1
CEE	6.1	8.1	24.3	26.9
Central and Corporate	(55.0)	(70.4)	(217.3)	(226.8)
Total Liberty Global	$—	$—	$—	$—